Exhibit 99.k(iii)

Revised May 18, 2006

H&Q Life Sciences Investors

Hambrecht & Quist Capital Management

30 Rowes Wharf, Suite 430

Boston, MA 02110

Attn:  Betty Chang

RE: Information Agent for the Rights Offering of H&Q Life Sciences Investors

Dear Betty:

This letter will serve as the agreement (the “Agreement”) between The Altman Group, Inc. (“The Altman Group”) and the H&Q Life Sciences Investors (the “Equity Fund”), pursuant to which The Altman Group will provide the services set forth below in connection with the Equity Fund’s rights offering, which is expected to commence on or about June 2006.

1.              Description of Services

a)              The services to be provided by The Altman Group under this agreement include, but are not limited to:

i)	The contacting of banks, brokers and intermediaries to determine the number of beneficial owners serviced by each;

ii)	The distribution of the offering documents to banks, brokers and intermediaries and the forwarding of additional materials as requested;

iii)	The printing of documents if requested;

iv)	The set up of a dedicated toll-free number to respond to inquiries, provide assistance to Shareholders and monitor the response to the offer;

v)	The enclosing and mailing of the offering documents to interested Shareholders;

vi)	Providing periodic reports, as requested.

b)             If requested by the Equity Fund, The Altman Group will, for an additional fee (set forth below), proactively contact registered Shareholders and/ or non-objecting beneficial holders (NOBOs) to help promote a high level of participation in the offer.

2. Fees

a)

The Altman Group agrees to perform the services described above for a base fee of $5,000 plus reasonable and documented out-of-pocket expenses. The base fee shall be paid at such time as this agreement is executed.

b)

The Equity Fund will reimburse The Altman Group for reasonable and documented out-of-pocket expenses, which may include postage, telephone and courier charges, data transmission charges and other expenses approved by the Equity Fund. Any reasonable and documented out-of-pocket expenses incurred will be invoiced to the Equity Fund after the completion of the rights offering. Copies of supplier invoices and other back-up material in support of The Altman Group’s out-of-pocket expenses shall be available for review upon reasonable notice at the offices of The Altman Group during normal business hours.

c)	In addition to the base fee, a $5.00 per telephone call fee will be charged for every inbound telephone call received from a shareholder regarding the Equity Fund’s rights offering.

d)

The additional fee for contacting NOBOs and registered shareholders, if requested, will include a fee of $5.00 per shareholder contacted, a $600 set up fee and out-of-pocket expenses related to telephone number lookups and line charges.

e)

Banks, brokers and intermediaries will be directed to send their invoices directly to Equity Fund for payment. If requested, The Altman Group will assist in reviewing and approving any or all of these invoices.

3. Confidentiality

The Altman Group and the Equity Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of the Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as may be required by law. The Altman Group shall not disclose or use any nonpublic information (as that term is defined in SEC Regulation S-P promulgated under Title V of the Gramm-Leach-Bliley Act of 1999 relating to the customers of the Equity Fund and/or it’s affiliates (“Customer Information”) except as may be necessary to carry out the purposes of this Agreement. The Altman Group shall use best efforts to safeguard and maintain the confidentiality of such Customer Information and to limit access to and usage of such Customer Information to those employees, officers, agents and representatives of The Altman Group who have a need to know the information or as necessary to provide the services under this Agreement.

4. Indemnification and Limitation on Liability

a)

The Altman Group shall be entitled to rely upon any written instructions or directions furnished to it by an appropriate Officer of the Equity Fund (President, Vice President, Secretary, Assistant Secretary or Treasurer) in conformity with the provisions of this Agreement. The Altman Group shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an Officer of the Equity Fund which conforms to the applicable requirements of this Agreement and which The Altman Group reasonably believes to be genuine.

b)

The Equity Fund will indemnify The Altman Group against and hold it harmless from all liability and expense which may arise out of, or, in connection with the services described in this Agreement or the instructions or directions furnished to The Altman Group relating to this Agreement by an appropriate Officer of the Equity Fund, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of The Altman Group.

c)

The Altman Group shall be responsible for and shall indemnify and hold the Equity Fund harmless from and against any and all losses, damages, costs charges, counsel fees, payments, expenses, and liability arising out of, or, attributable to the Altman Group’s negligence, bad faith, or, willful misconduct.

d)

At its election, Equity Fund may assume the defense of any action giving rise to Equity Fund’s indemnification obligations pursuant to this section. The Altman Group hereby agrees to advise Equity Fund of any claim or assertion that could give rise to indemnification obligations of Equity Fund promptly after receipt of the notice thereof; provided however, that The Altman Group’s right to indemnification hereunder shall not be limited by its failure to promptly advise Equity Fund of a claim or assertion, except to the extent that Equity Fund is prejudiced by such failure.

e)

The name H&Q Life Sciences Investors is the designation of the Trustees fro the time being under an Amended and Restated Declaration of Trust dated April 21, 1987, as amended, and all persons dealing with H&Q Healtcare Investors must look solely to the trust property for enforcement of any claim against Equity Fund, as none of the Trustees, officers and Shareholders of Equity Fund assume any personal liability for obligations entered into on behalf of Equity Fund.

5. Termination

This Agreement shall remain in effect until the conclusion of the Equity Fund rights offering, or, prior to that, upon either (a) 30 days’ written notice by The Altman Group to Equity Fund or (b) 5 days’ written notice by Equity Fund to The Altman Group.

6. Governing Law

This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law.

7. Amendments

This Agreement, or any term of this Agreement, may be changed or waived only by written amendment signed by a duly authorized representative of each party to this Agreement.

8. Assignment

This Agreement shall not be assigned without the prior written consent of each party to the Agreement.

9. Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but, all of which shall constitute one and the same Agreement.

10. Captions

The captions and descriptive headings in this Agreement are only for the Convenience of the parties. They do not in any way define or limit any of the terms of this Agreement.

11. Severability

If any of provision of this Agreement shall be held invalid by a court decision, statute rule or otherwise, the remainder of the Agreement shall not be affected.

12. Survival

The provisions of Sections 3, 4 and 6 shall survive any termination, for any reason, this Agreement.

If you are in agreement with the above, kindly sign a copy of this Agreement in the space provided for that purpose below and return one copy to us. Additionally, an invoice for the base fee is attached and The Altman Group requires that we receive this fee prior to the mailing of the offering materials.

Sincerely,

THE ALTMAN GROUP, INC.

/s/ Charlotte Brown

Charlotte Brown
Executive Managing Director

AGREED:

H&Q Life Sciences Investors

Kathleen Eckert
Print Authorized Name

/s/ Kathleen Eckert
Authorized Signature

Treasurer
Title

5/19/06
Date